Exhibit 21.1

List of Subsidiaries

The follow are the Registrant and its subsidiaries:

Registrant (British Virgin Islands):

Dehaier Medical Systems Limited

Subsidiary (Hong Kong):

De-haier Medical Systems (Hong Kong) Limited

Subsidiaries (PRC)

Beijing Dehaier Medical Technology Company Limited (Registrant owns approximately 96.37%; PRC Affiliate owns approximately 3.63%)

Subsidiaries (U.S.)

Breathcare LLC, incorporated in the state of Illinois

Affiliate (PRC)

Beijing Dehaier Technology Company Limited (controlled by certain executive officers; owns approximately 3.63% of PRC subsidiary)